SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K


                Current Report Pursuant to Section 13 or 15(d) of
                           The Securities Act of 1934


        Date of Report (date of earliest event reported): June 17, 1999


                            MEXCO ENERGY CORPORATION

             (Exact name of registrant as specified in its Charter

  Colorado                          0-6694                       84-0627918
(State or other                (Commission File               (I.R.S. Employer
 jurisdiction of                    Number)                  Identification No.)
 incorporation)




                  214 W. Texas, Suite 1101 Midland, Texas 79701

               (Address of Principal Executive Offices) (Zip Code)



        Registrant's telephone number, including area code: 915-682-1119

ITEM 1. CHANGES IN CONTROL OF REGISTRANT

     On June 17 1999, Nicholas C. Taylor, pursuant to an agreement incident to divorce, transferred 248,942 shares of the common stock ($.50 par value of Mexco Energy Corporation ("Company") to Catherine B. Taylor. Prior to this share transfer, Mr. and Mrs. Taylor owned 1,079,770 shares of the common stock of Issuer as community property, 21,000 shares of which were held in the name of Ms. Taylor, with the balance in the name of Mr. Taylor. As a result of this share transfer, Ms. Taylor now owns 269,942 shares of common stock of Issuer as her own separate property and no longer retains beneficial ownership of 809,828 shares of common stock of Issuer. Mr. Taylor now owns 809,828 shares of common stock of Issuer, or approximately 50% of the Issuer's outstanding shares, and no longer retains beneficial ownership of 269,942 shares of common stock of Issuer.

ITEM 2. ACQUISITION OR DEPOSITION OF ASSETS

     Pursuant to an agreement incident to divorce, 248,942 shares of the common stock of the Company were transferred to Ms. Taylor such that she now owns 269,942 shares of the common stock of Issuer as her own separate property. Mr. Taylor now owns 809,828 shares of the common stock of Issuer as his own separate property.

     Prior to the share transfer agreement, Mr. Taylor held 31,000 shares of Issuer for the account of a minor child, Christie Taylor, for which he is custodian. This 31,000 shares of Issuer has been transferred to an account held by Texas Gulf Bank, N.A., of Freeport, Texas, for trust purposes to benefit Christie Taylor. Mr. Taylor's two adult children each continue to hold 46,000 shares of Issuer's common stock, for which Mr. Taylor disclaims any beneficial interest.

ITEM 3. BANKRUPTCY OR RECEIVERSHIP

Not applicable.

ITEM 4. CHANGES IN REGISTRANT?S CERTIFYING ACCOUNTANT

Not applicable.

ITEM 5. OTHER EVENTS

Not applicable.

ITEM 6. RESIGNATIONS OR REGISTRANT?S DIRECTORS

Not applicable.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

Not applicable.

ITEM 8. CHANGE IN FISCAL YEAR

Not applicable.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                                Mexco Energy Corporation

                                                Registrant



                                                /s/  Nicholas C. Taylor
                                                -----------------------------
                                                Nicholas C. Taylor, President


Dated:  June 17, 1999